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                                                                     EXHIBIT 5.1


                   OPINION OF BROBECK, PHLEGER & HARRISON LLP

                                December 6, 2001

Odetics, Inc.
1515 South Manchester Avenue
Anaheim, California 92802

        Re: Odetics, Inc. Registration Statement on Form S-3 for the Resale of 1,979,449 Shares of Class A Common Stock

Ladies and Gentlemen:

        We have acted as counsel to Odetics, Inc., a Delaware corporation ("Odetics"), in connection with the registration for resale of up to an aggregate of 1,979,449 (the "Shares") of Odetics' Class A common stock, which includes (i) up to 1,126,115 shares (the "MMA Shares") of Odetics' Class A common stock issued to the MMA Selling Stockholders (as such term is defined in the Registration Statement) and (ii) up to 853,334 shares (the "Castle Creek Shares") of Odetics' Class A common stock issuable upon the exercise of those certain Stock Purchase Warrants dated November 29, 2001 issued by Odetics to Castle Creek Technology Partners LLC ("Castle Creek") (the "Castle Creek Warrants"), pursuant to Odetics' Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

        This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

        We have reviewed Odetics' charter documents and the corporate proceedings taken by Odetics in connection with the issuance and sale of the Shares. Based on such review, we are of the opinion that the MMA Shares have been duly authorized, and are legally issued, fully paid and nonassessable and that if, as and when the Castle Creek Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the underlying Castle Creek Warrants, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or
Item 509 of Regulation S-K.

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        This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Odetics or the Shares.

                                        Very truly yours,

                                        /S/ BROBECK, PHLEGER & HARRISON LLP
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                                        Brobeck, Phleger & Harrison LLP